Exhibit 10.5

SHARE PURCHASE AGREEMENT

BY AND BETWEEN:

INTIRAIMI,
A limited liability company organized under the laws of France (“société à responsabilité limitée”), with share capital of 3.200.000,00 euros,
having its registered office at 40, Boulevard de la Tour d’Auvergne 35000 RENNES (FRANCE),
registered under number 523036788 (RCS Rennes),
represented by Pedro QUINTANA, President, duly authorized to act hereunder

(Hereinafter referred to as “Seller”)

ON THE ONE HAND,

AND

JUNAN HONGRUN FOODSTUFF CO., LTD
A limited liability company organized under the laws of CHINA, having its registered office at Towera, Cofco Plaza, Guanfang Village, Shizilu Town, Junan County, Shangong China,
represented by [-], duly authorized to act hereunder

(Hereinafter referred to as “AMERICAN LORAIN” or as “Purchaser”)

ON THE OTHER HAND

(The Seller and the Purchaser being hereinafter individually referred to as a “Party” and collectively as the “Parties”).

IN THE PRESENCE OF:

ATHENA
a limited liability company organized under the laws of France (“société par actions simplifiée”)
with a share capital of 25.000,00 euros
having its registered office at Chemin de Kerlebert 56530 Queven (FRANCE)
registered under number 522427426 (RCS Lorient),
duly represented by Nuno BRANCO, General Manager, duly authorized to act hereunder.

(Hereinafter referred to as “ATHENA” or as the “Company”)

RECITALS

A.	Whereas, the share capital of the Company, of an amount of 25,000.00 euros divided into 25,000 shares of 1 euro each, is allocated as follows:

BIOBRANCO II	9,000 shares, i.e 36%
Alcides BRANCO	3,000 shares, i.e. 12%
Nuno BRANCO	3,000 shares, i.e. 12%
INTIRAIMI	10,000 shares, i.e. 40%

TOTAL	25,000 shares i.e. 100%

Whereas the shares owned by the Seller (i.e. 10,000 shares or 40% of the shares of the Company) are hereinafter collectively referred to as the “Shares”.

B.

Whereas, the Company is a company whose principal activity is to acquire shares in companies or businesses. As such, the Company holds the entire capital and the voting rights of Conserverie Minerve, a company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (FRANCE), (hereafter referred to as the “Main Subsidiary”) and specialised in the processing and sale of chestnut, prepared foods products.

C.	The Main Subsidiary itself owns the entire capital and the voting rights of the following companies (hereafter the “Other Subsidiaries”):

  Sojafrais, a company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (France)

  SCI SIAM, a real estate company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (France)

  SCI GIU LONG, a real estate company under French law, with registered offices at Chemin de Kerlebert 56530 Queven (France)

  and CACOVIN, a company under Portuguese law, with registered offices at Zona Industrial de Vinhais, lote 13/15, 5320 338 Vinhais (PORTUGAL)

it being specified that the Company, the Main Subsidiary and the Other Subsidiaries are collectively referred to as the “Minerva Group”.

D.	Whereas, the Purchaser is engaged in the main business of chestnut, prepared food, frozen and canned products processing and sales.

E.	Whereas, the Seller wishes to sell and transfer to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Agreement” means this Share Purchase Agreement and any and all Schedules hereto, as may be amended or supplemented from time to time in accordance with the terms hereof.

“Applicable Law” means, with respect to any person or any property or asset, all laws, statutes, ordinances, codes, rules, regulations, decrees, orders, rulings, writs, injunctions, judgments, awards or standards of any Governmental Authority applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

“Article” refers to an article of this Agreement unless the context requires otherwise.

“Business” means the business of Minerva Group at the Closing Date, i.e. the processing and sale of chestnut, prepared food products.

“Closing Date” means the date of the Agreement.

“Contracts” means any written agreement, or contract or other contractual obligation.

“Encumbrance” means any security interest, hypothec, pledge, mortgage, lien, charge, adverse claim of ownership or use transfer restriction, easement, option right, or other encumbrance of any kind.

“Shares” has the meaning set forth in paragraph A of the preamble.

“Tax” or “Taxes” means Any French taxes and more generally any French mandatory levies (including their principal amount and, as the case may be, any type of penalties, surcharges and interest thereon) whatever their legal characterization and beneficiary may be. Taxes include, without limitation, (i) corporate income taxes, additional contributions, distribution taxes (e.g. précompte), withholding taxes, Value Added Tax (V.A.T.), excise taxes, property taxes, business taxes, custom duties, transfer and contribution taxes, stamp duty, registration taxes, penalties and any taxes based on salaries, (ii) any duty (redevance) paid in consideration for a service provided to any Company, tax-assimilated levies (taxes parafiscales).

“Transaction Documents” means (i) this Agreement, and (ii) any other documents delivered by any Party hereto at or prior to the Closing pursuant to or in furtherance of the transactions contemplated by this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

ARTICLE 2: PURCHASE AND SALE

Upon the terms and subject to the conditions set forth in this Agreement, the Seller sells and transfers to the Purchaser, on the Closing Date, the Shares (i.e 10.000 shares of the Company) and the Purchaser purchases and receives from the Seller the Shares, on the Closing Date.

The Shares represent on the Closing Date 40% of the share capital of the Company.

The Purchaser is the owner of the Shares at the Closing Date, free and clear of all Encumbrances, and is, from the Closing Date, alone entitled to any share in the profits, reserves, capital gains or assets, and in general, to any distribution whatsoever that will be made in relation to the Shares.

ARTICLE 3: PURCHASE PRICE OF THE SHARES

3.1   Purchase Price

The price for the Shares (the “Price”) consists of an amount of ONE MILLION AND FIVE HUNDRED THOUSAND EUROS (€ 1,500,000) euros to be paid by the Purchaser to the Seller under the payment terms as hereinafter defined.

3.2   Payment Terms

The Price shall be paid (i) no later than twenty (20) days from the Closing Datr (3.2.1) and, (ii) with a differed payment (3.2.2), as described beneath.

3.2.1   Payment at Closing Date

No later than twenty (20) days from the Closing Date, the Purchaser pays to the Seller an amount of ONE MILLION EUROS (€ 1,000,000), (the “Initial Payment”).

The Initial Payment and any other amounts due under this Agreement shall be in Euro paid by the party owing such amount by way of bank account transfer of immediately available funds to Adrien Jelic (the “Escrow Agent”) on his escrow account (“Compte CARPA”), with the mission to pay the Price to the Seller.

The references required for the funds transfer onto the Escrow Agent’s Compte CARPA are as follows:

  International identification number:
  BIC: CMCIFRPP IBAN: FR76 3006 6108 7900 0200 2730 322

  Reference of the funds transfer:
  00255/130768811/2582 CONSERVERIE MINERVE/AMERICAN LORAIN

The Parties authorize the Escrow Agent to release the Payment to the Seller immediately after receiving the Price on his escrow account.

3.2.2   Deferred Payment

(a) Another payment of FIVE HUNDRED THOUSAND EUROS (€ 500,000) (the “Deferred Payment”) shall be made to the Seller at the end of a one-year period from the Closing Date (The “Deferred Payment Date”), as follows.

The Deferred Payment shall be subject to the following conditions:

- the Seller shall do its best efforts (i.e the Seller has not a result obligation) to maintain all the current trade and business relations;

- the Seller shall do its best efforts (i.e the Seller has not a result obligation) to allow the change in the governance of the Company and notably, by ensuring the support of the employees of the Company;

- Pedro QUINTANA shall comply with his consultant contract with the Company;

- Pedro QUINTANA shall comply with his non-competition, non-solicitation and non-poaching obligations ;

- absence of any material breach of any provision of this Agreement.

Should one of these conditions fail on the Deferred Payment Date, provided that the breach of such conditions is not due to the acts of a third party, the Deferred Payment will not be paid to the Seller. In such case, the Price will be irrevocably reduced to ONE MILLION EUROS (€ 1,000,000).

(b) If the Seller or the Purchaser in good faith disagrees regarding the obligation to pay the Deferred Payment, then such Party shall notify to the other one in writing (the “Dispute Notice”) such disagreement within fifteen (15) business days after the Deferred Payment Date.

Each Dispute Notice shall set forth in reasonable detail each disputed item and the basis for the disagreement. If a Dispute Notice is timely delivered within such fifteen (15) business days period, the Purchaser and the Seller shall negotiate in good faith to resolve each dispute raised therein (each, a “DP Objection”). Any such resolution shall be evidenced in writing and executed by an authorized representative of the Purchaser and the Seller. If the Purchaser and the Seller are unable to resolve any DP Objections within ten (10) days after delivery of such Dispute Notice, the litigation will be carried in front of the Commercial court mentioned in section 7.10.

3.2.3   Deferred Payment Guarantee

In order to guarantee the payment of the Deferred Payment the Purchaser has to provide at the Initial Payment date to the Seller a pledge on 12,750 shares of the Company to the benefit of the Seller. The Guarantee must remain valid until the Deferred Payment Date, or in case DP Objection until a definitive statement of court of law (i.e a statement without remedy at law) occur.

ARTICLE 4: CLOSING DELIVERIES

4.1   At the date of this Agreement, the Seller delivers to the Purchaser :

(i)	duly executed share transfer orders (“ordres de mouvements”) for all of the Shares providing for the transfer of the full ownership of any and all the Shares to the Purchaser;

(ii)	declaration forms relating to the transfer of the Shares (“Déclarations CERFA”) for tax purposes;

(iii)

the share transfer register (“registre de mouvements de titres”) and the shareholders’ accounts (“comptes d’actionnaires”) of the Company; in each case, reflecting the transfer of the Shares made pursuant to the share transfer forms referred to in (ii) above;

(iv)	certified copy of the duly adopted resolutions of the shareholders of the Company, approving (“agrément”) the transfer of the Shares to the Purchaser;

(v)	Pedro QUINTANA’s resignation, on the Closing Date, from his officer mandate in Minerva Group companies ;

(vi)	Pedro QUINTANA’s resignation, on the Closing Date, from his labour contract in the Company ;

4.2   At the date of this Agreement, the Purchaser delivers to the Seller the Initial Payment by way of Bank cheque or wire transfer of immediately available funds.

ARTICLE 5: NON-COMPETITION, NON-SOLICITATION

5.1   Non-competition clause

For a period of two (2) years from its departure from the Company, for whatever reason, and in consideration of the amounts received, directly or indirectly, in connection with this transaction, the Seller and Mr. Pedro QUINTANA (acting directly or indirectly), undertake to, in France and European Union:

(i)

refrain from directly or indirectly carrying on any activity in competition with the Business as it will be at the date of their departure and as it will be contemplated at that date (the “Protected Activities”);

(ii)	refrain from performing any function, paid or unpaid, for or on behalf of any company carrying on any of the Protected Activities;

(iii)

refrain from holding an interest in the capital of a company carrying on any of the Protected Activities, except as a financial investment not exceeding five per cent (5%) of the share capital or voting rights of the company.

5.2   Non-solicitation clause

For a period of two (2) years from its departure from the Company, for whatever reason, and in consideration of the amounts received in connection with this transaction, directly or indirectly, the Seller and Mr. Pedro QUINTANA (acting directly or indirectly), undertake to refrain from inducing employees to leave the Minerva Group, refrain to solicit Minerva Group’s customers and suppliers in relation with the Protected Activities without Purchaser’s authorisation.

ARTICLE 6: REPRESENTATION AND WARRANTIES

The Seller hereby warrants and represents:

(i) Organisation and Standing

The Seller is a shareholder and record owner of the issued and outstanding shares of the capital of the Company, which is a company duly organized, validly existing and in good standing under the laws of France and has the corporate power and authority to carry on its business as it is now being conducted.

(ii) Restrictions on Shares

The Seller is not a party to any agreement, written or oral, creating rights in respect to the Company’s shares in any third person or relating to the voting of the Company’s shares.

The Seller is the lawful owner of the shares, free and clear of all security interests, liens, Encumbrances, equities and other charges.

There are no existing warrants, options, stocks purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the share, nor are there any securities convertible into such share.

(iii) Financial statement and additional warranties

The Purchaser agrees to buy the Shares without any declaration and warranties on the financial statements of Minerva Group companies.

The financial statements of Minerva Group companies are attached to the present Agreement for information use only.

The Seller does not guarantee that such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Minerva Group companies at the respective dates of and for the periods referred to in such financial statements, in accordance with the French applicable accounting principles.

The Purchaser acknowledges that there are significant transactions between affiliated companies which remain unpaid at the signing of the Closing Date.

The Purchaser acknowledges that he has been informed that the auditors of the Company and the company Conserverie Minerve have refused to certify the accounts of the Company and the company Conserverie Minerve and that the company Conserverie Minerve is currently under alert procedure (“procedure d’alerte”), a procedure initiated on the request of the auditors because of the cash position of the company Conserverie Minerve.

(iv) Representations and Warranties of the Seller and Purchaser

The Seller and Purchaser hereby represent and warrant that there has been no act or omission by the Seller and Purchaser which would give rise to any valid claim against any of the Parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

(v) Purchaser acknowledgment

Except the declaration and warranties provided by the Seller in section (i), (ii) and (iv) herein, the Seller makes any representation or warranty with respect to the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any of their respective affiliates, for any purpose of this Agreement, the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, with respect to the future profitability of the Minerva Group Business or the adequacy or sufficiency of asset, liability or equity amount.

Furthermore, the Purchaser acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of the declaration and warranties provided by the Seller in section (i), (ii) and (iv) herein may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, the Transaction Document or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby.

The Purchaser recognizes that the price has been accepted by the Seller in consideration of such acknowledgment.

ARTICLE 7: WAIVER AN RELEAVE OF ALL CLAIMS

The Seller hereby acknowledges and declares that he has no cause for complaint against and therefore, as necessary, waives any or all claims or suits against:

  the Purchaser related to the Agreement;
  the other shareholders of the Company as mentioned above (i.e. BIOBRANCO II, Alcides and Nuno BRANCO) (hereafter the Other Shareholders of the Company”);
  the Company related to any alleged mismanagement of the Company, the Main Subsidiary and the Other subsidiaries.

More generally, the Seller hereby acknowledges and declares that he shall waive to bring any action in any jurisdiction whatsoever against the Purchaser, the Other Shareholders of the Company or the Company, the Main Subsidiary or the Other Subsidiaries.

ARTICLE 8: GENERAL PROVISIONS

8.1   Waivers and Amendments

This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.2   Confidentiality - Public Announcements

Unless otherwise required by Applicable Law or necessary for a Party to enforce its rights, each of the Parties, its respective Affiliates, advisors and representatives shall not disclose or permit the disclosure of any of the terms or conditions of this Agreement to any third party without the other party’s prior written consent. Notwithstanding the foregoing, if any such disclosure is so required, the disclosing Party shall consult, to the extent practicable, in advance with the other party concerning the reasons for and content of such disclosure.

Unless otherwise required by Applicable Law or the rules of the New York Stock Exchange, no Party to this Agreement shall make any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party.

8.3   Assignment

Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned by either of the Parties hereto without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder.

8.4   Entire Agreement

This Agreement (including the Schedules) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings between the Parties, both written and oral, except as otherwise expressly provided herein.

8.5   No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6   Expenses

All costs and expenses, including, without limitation, fees and disbursements of counsel, intermediary, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

The registration Taxes (“droits d’enregistrement”) due for the execution of this Agreement and the Share transfer forms shall be borne exclusively by the Purchaser.

8.7   Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, by telegram or by registered or certified mail (postage prepaid, return receipt requested) to the perspective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article 10.8):

(a) If to Seller, to: INTIRAIMI
40, boulevard de la Tour d’Auvergne 35000 RENNES

With copies to: Helouet Salvignol & Associés
Attention: Pierre-Eric SALVIGNOL
Telecopy: 02 99 78 27 85]
Telephone: 02 99 78 80 12

(b) If to Purchaser, to: JUNAN HONGRUN FOODSTUFF CO., LTD
Towera, Cofco Plaza, Guanfang Village, Shizilu Town, Junan County, Shangong China,

With copies to: BVK Avocats Associés
Attention: Adrien JELIC
Telecopy: 01.30.97.05.49
Telephone: 01.30.97.05.40

8.8   Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.9   Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to preserve the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally intended to the greatest extent possible.

8.10   Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of France.

The Parties hereto shall first use their best endeavour to resolve, through mutual consultation, any disputes that might arise between the Parties hereto in relation to this Agreement.

All disputes arising out of or in connection with this Agreement and which cannot be settled amicably between the Parties shall be finally settled by the Paris Commercial Court (Tribunal de Commerce de Paris).

8.11  Language

This Agreement is drafted in English.

8.12   Miscellaneous

This Agreement and its Schedules are executed in four original copies.

Date: February 7th , 2014

/s/ [signature not legible]
INTIRAIMI
Represented by Pedro QUINTANA

/s/ [signature not legible]
JUNAN HONGRUN FOODSTUFF
Represented byChenjie XU

IN THE PRESENCE OF:

/s/ [signature not legible]
ATHENA
Represented by Nuno BRANCO